Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33790, 333-179042, and 333-208986 on Form S-8 and in Registration Statement No.333-231431 on Form S-3 of our reports dated February 23, 2021, relating to the financial statements of Avista Corporation and subsidiaries, and the effectiveness of Avista Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Portland, Oregon

February 23, 2021